Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

VERITEC, INC., a corporation organized under the laws of the State of Nevada, does hereby certify:

1.
That the board of directors of the said corporation by its unanimous written consent dated March 26, 2010, adopted a resolution declaring that the following amendment be made to the articles of incorporation of the corporation.

RESOLVED that article IV of the said articles of incorporation be amended to read as follows:

The total number of common stock which this corporation shall be authorized to issue shall be 50,000,000 common shares with a par value of $0.01 each.

2.	That the number of common stock of the corporation outstanding and entitled to vote on an amendment to the articles of incorporation is 20,000,000.

3.	That the said change and amendment has been consented to and authorized by a written consent of stockholders holding the majority of the common stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, the said VERITEC INC. has caused this certificate to be signed by its CEO and Executive Chair and its corporate seal to be hereto affixed this 28th day of June, 2010.

VERITEC, INC.

By: /s/ Van Tran
CEO and Executive Chair

(SEAL)